EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 for Peoples-Sidney Financial Corporation; the Peoples Federal Savings and Loan Association of Sidney 401(k) Retirement Plan (Registration No. 333-37301), Peoples-Sidney Financial Corporation 1998 Stock Option and Incentive Plan (Registration No. 333-73395), and Peoples-Sidney Financial Corporation 1998 Management Recognition Plan (Registration No. 333-73393), of our report dated August 31, 2007 appearing in this Annual Report on Form 10-KSB of Peoples-Sidney Financial Corporation for the year ended June 30, 2007.

/s/Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Columbus, Ohio
September 28, 2007